Contact:	Paul Coghlan	5:00 EST
	Vice President, Finance, Chief Financial Officer	April 16, 2013
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS SEQUENTIAL AND YEAR OVER YEAR QUARTERLY INCREASES IN REVENUES AND NET INCOME.

Milpitas, California, April 16, 2013, Linear Technology Corporation (NASDAQ:LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the fiscal quarter ended March 31, 2013. Quarterly revenues of $314.5 million for the third quarter of fiscal year 2013 increased $9.3 million or 3% over the previous quarter's revenue of $305.3 million and increased $2.2 million or 1% over $312.4 million reported in the third quarter of fiscal year 2012. Net income of $111.0 million increased $22.1 million or 25% over the second quarter of fiscal year 2013 and increased $12.5 million or 13% over the third quarter of fiscal year 2012. The current year fiscal quarter benefited from a lower tax rate of 12.75% as compared to 27% in the previous period and 23.75% in the prior year quarter. The Company's tax rate is lower primarily due to the reinstatement of the federal R&D tax credit and secondarily due to the release of estimated tax liabilities for fiscal years that are no longer subject to audit. Diluted earnings per share of $0.46 per share in the third quarter of fiscal year 2013 increased $0.08 per share or 18% over the second quarter of fiscal year 2013 and increased $0.04 per share or 10% over the third quarter of fiscal year 2012.

During the third quarter the Company's cash, cash equivalents and marketable securities increased by $155.1 million over the second quarter of fiscal year 2013 to $1.455 billion net of spending $24.2 million to purchase approximately 640,000 shares of its common stock in the open market. A cash dividend of $0.26 per share will be paid on May 29, 2013 to stockholders of record on May 17, 2013.

According to Lothar Maier, CEO, “We are pleased to report a solid quarter with sequential growth at the higher end of our guidance. We grew quarterly revenues 3% sequentially, had a positive book-to-bill ratio and improved our gross margin and operating margin as we continue to control spending where practical. The two end-markets most favorably impacted by the improved bookings were the automotive and industrial end-markets. Looking forward, customers generally acknowledge growth, but continue to order cautiously to the low-end of published lead times. As a result, we are currently estimating revenue growth in the same range we guided last quarter, 1% to 4% for our fiscal fourth quarter.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-Q for the quarterly period ended December 30, 2012.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, April 17, 2013 at 8:30 a.m. Pacific Coast Time. Those investors wishing to listen in may call 719-325-4856, or toll free 888-487-0360 before 8:15 a.m. to be included in the audience. There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com. A replay of the conference call will be available from April 17, 2013 through April 23, 2013. You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #1042498. An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of April 17, 2013 until the third quarter earnings release next year.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for three decades. The Company's products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule subsystems, and wireless sensor network products. For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
U.S. GAAP (unaudited)

	Three Months Ended			Nine Months Ended
	March 31, 2013	December 30, 2012	April 1, 2012	March 31, 2013	April 1, 2012
Revenues	$314,542	$305,281	$312,357	$954,971	$936,610
Cost of sales (1)	79,259	78,185	77,662	241,202	231,276
Gross profit	235,283	227,096	234,695	713,769	705,334
Expenses:
Research & development (1)	58,517	57,304	57,580	174,624	164,988
Selling, general & administrative (1)	38,480	37,090	37,182	113,074	109,776
	96,997	94,394	94,762	287,698	274,764
Operating income	138,286	132,702	139,933	426,071	430,570
Interest expense	(6,812)	(6,835)	(6,902)	(20,502)	(20,768)
Amortization of debt discount(2)	(5,294)	(5,219)	(5,002)	(15,659)	(14,795)
Acquisition related costs	—	—	—	—	(3,195)
Interest and other income	1,004	1,043	1,152	3,050	3,519
Income before income taxes	127,184	121,691	129,181	392,960	395,331
Provision for income taxes	16,216	32,857	30,682	87,976	100,546
Net income	$110,968	$88,834	$98,499	$304,984	$294,785

Earnings per share:
Basic	$0.47	$0.38	$0.42	$1.29	$1.27
Diluted	$0.46	$0.38	$0.42	$1.28	$1.26

Shares used in determining earnings per share:
Basic	237,296	235,852	233,346	236,323	232,568
Diluted	238,641	236,850	234,822	237,388	233,887

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$1,998	$1,984	$1,902	$5,952	$5,650
Research & development	9,324	9,255	8,876	27,775	26,372
Selling, general & administrative	4,812	4,778	4,580	14,335	13,608
(2) Amortization of debt discount (non-
cash interest expense)	5,294	5,219	5,002	15,659	14,795

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
U.S. GAAP (unaudited)

	March 31, 2013	July 1, 2012
ASSETS:
Current assets:
Cash, cash equivalents and marketable securities	$1,454,508	$1,203,059
Accounts receivable, net of allowance for doubtful
accounts of $1,891 ($2,035 at July 1, 2012)	143,047	153,090
Inventories	86,559	79,664
Deferred tax assets and other current assets	75,712	69,597
Total current assets	1,759,826	1,505,410

Property, plant & equipment, net	295,315	320,222
Other noncurrent assets	18,590	25,436
Total assets	$2,073,731	$1,851,068

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$12,069	$11,459
Accrued income taxes, payroll & other accrued liabilities	82,570	117,789
Deferred income on shipments to distributors	41,797	41,333
Total current liabilities	136,436	170,581

Convertible senior notes	821,259	805,599
Deferred tax and other noncurrent liabilities	165,567	138,380

Stockholders’ equity:
Common stock	1,713,597	1,588,045
Accumulated deficit	(762,997)	(851,702)
Accumulated other comprehensive income	(131)	165
Total stockholders’ equity	950,469	736,508
	$2,073,731	$1,851,068

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF U.S. GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	March 31, 2013	December 30, 2012	April 1, 2012	March 31, 2013	April 1, 2012
Reported net income
(GAAP basis)	$110,968	$88,834	$98,499	$304,984	$294,785

Stock-based compensation	16,134	16,017	15,358	48,062	45,630
Amortization of debt
discount(1)	5,294	5,219	5,002	15,659	14,795
Acquisition related costs	—	—	—	—	3,195
Income tax effect of non-GAAP adjustments	(2,732)	(5,734)	(4,836)	(14,266)	(16,181)

Non-GAAP net income	$129,664	$104,336	$114,023	$354,439	$342,224

Non-GAAP earnings per share
Basic	$0.55	$0.44	$0.49	$1.50	$1.47
Diluted	$0.54	$0.44	$0.49	$1.49	$1.46

1) Amortization of debt discount is non-cash interest expense related to the Company’s Convertible Senior Notes.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation and the amortization of the Company’s debt discount which is a non-cash interest expense. In addition, the Company's non-GAAP measures exclude the special expense items related to the acquisition.  The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation, non-cash interest expenses, acquisition related costs and the related tax effects primarily because they are significant special expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.